PACIRA BIOSCIENCES, INC.

PERFORMANCE SHARE UNIT AWARD NOTICE

AMENDED AND RESTATED 2011 STOCK INCENTIVE PLAN
Pacira BioSciences, Inc. (the "Company") hereby grants to Participant a Performance Share Unit Award (the "Award"). The Award is subject to all the terms and conditions set forth in this Performance Share Unit Award Notice (the "Award Notice") and in the Performance Share Unit Award Agreement and the Pacira BioSciences, Inc. Amended and Restated 2011 Stock Incentive Plan (the "Plan"), which are incorporated into the Award Notice in their entirety.

Participant:	[PARTICIPANT NAME]
Grant Date:	[GRANT DATE]
Performance Period:	[________________] (“Performance Period”)
Number of Performance Share Units (“PSUs”):
The actual number of PSUs that may vest shall be determined based on the attainment of the performance goals specified in Appendix A, as assessed by the Company’s Board of Directors or a committee thereof, as soon as reasonably practicable after the end of the Performance Period.

The target number of PSUs for the Performance Period is [AMOUNT] (the “Target PSUs”).

Additional Terms/Acknowledgement: The undersigned Participant acknowledges receipt of, and understands and agrees to, the Award Notice, the Performance Share Unit Award Agreement and the Plan Summary for the Plan. Participant further acknowledges that as of the Grant Date, the Award Notice, the Performance Share Unit Award Agreement and the Plan set forth the entire understanding between Participant and the Company regarding the Award and supersede all prior oral and written agreements on the subject.

PACIRA BIOSCIENCES, INC. By: ____________________________ Title: ___________________________	PARTICIPANT [ELECTRONIC SIGNATURE] [ACCEPTANCE DATE]
Attachments: 1. Performance Share Unit Award Agreement 2. Plan Summary

PACIRA BIOSCIENCES, INC.

AMENDED AND RESTATED 2011 STOCK INCENTIVE PLAN
PERFORMANCE SHARE UNIT AWARD AGREEMENT
Pursuant to your Performance Share Unit Award Notice (the "Award Notice") and this Performance Share Unit Award Agreement (this "Agreement"), Pacira BioSciences, Inc. (the "Company") has granted you a Performance Share Unit Award (the "Award") under its Amended and Restated 2011 Stock Incentive Plan (the "Plan") for the target number of Performance Share Units (“PSUs”) indicated in your Award Notice. Capitalized terms not explicitly defined in this Agreement but defined in the Plan shall have the same definitions as in the Plan.
The details of the Award are as follows:
1.    Number of PSUs Subject to Award
This Award is a performance-based award, which is based on the attainment of the performance goals set by the Company’s Board of Directors (the “Board”) or a committee thereof at the beginning of the performance period set forth in the Award Notice (the “Performance Period”). The performance goals are set forth in Appendix A and the aggregate target number of PSUs for the Performance Period (the “Target PSUs”) is set forth in the Award Notice. The total number of PSUs that may be earned and become eligible to vest under this Award is between [__%-___%] of the Target PSUs (with attainment between this range to be subject to straight-line interpolation). The Board will determine as soon as reasonably practicable after the end of the Performance Period, but in any event by [DATE], the attainment level of the performance goals and the number of PSUs that have been earned under the Award (the “Earned PSUs”).
2.    Vesting of Earned PSUs
The Earned PSUs will vest in four equal annual installments, with the first installment vesting on [DATE] and the final installment vesting on [DATE] (the "Vesting Schedule"). One share of the Company’s Common Stock will be issuable for each Earned PSU that vests. Earned PSUs that have vested and are no longer subject to forfeiture according to the Vesting Schedule are referred to herein as "Vested Units." Earned PSUs that have not vested and remain subject to forfeiture under the Vesting Schedule are referred to herein as "Unvested Units." The Unvested Units will vest (and to the extent so vested cease to be Unvested Units remaining subject to forfeiture) in accordance with the Vesting Schedule (the Unvested and Vested Units are collectively referred to herein as the "Units"). As soon as practicable, but in any event within 60 days, after Unvested Units become Vested Units, the Company will settle the Vested Units by issuing to you one share of the Company’s Common Stock for each Vested Unit. Except as provided in Section 3, the Award will terminate and the Unvested Units will be subject to forfeiture upon your Termination of Service.

3.    Termination of Service; Reorganization Event
3.1    Unless otherwise provided in this Section 3, if you cease to be an employee, officer, or director of, or consultant or advisor to, the Company for any reason, any portion of the Award that has not vested will immediately terminate and all Unvested Units shall immediately be forfeited without payment of any further consideration to you. Approved leaves of absence are considered to be active employment, provided they do not exceed the amount of leave to which you might be entitled under applicable Company policies (including for active duty military), and under disability, family and medical leave laws. For approved leaves that exceed such limits, any vesting of the Award is subject to the discretion of the Board or committee thereof.
3.2    In the event of your death or disability (within the meaning of Section 22(e)(3) of the Code) after the end of the Performance Period, any Earned PSUs that are Unvested Units will become Vested Units and be settled in shares of the Company’s Common Stock in the normal course, as provided in Section 2.
3.3    In the event that the Company terminates your employment without Cause (as defined below) after the end of the Performance Period or in the event you terminate your employment for Good Reason (as defined below) after the end of the Performance Period, such portion of any Earned PSUs that are Unvested Units and that would have vested in the [nine (9)] [twelve (12)] month period following the termination date had you continued to be employed by the Company for such period will become Vested Units; provided, however, that such acceleration of vesting is expressly contingent upon your execution and delivery of a severance and general release of claims agreement drafted by and satisfactory to counsel for the Company, which release must be executed and become effective within fifty-two (52) days following the termination date.
“Cause” means (a) your failure to substantially perform your duties to the Company after there has been delivered to you written notice setting forth in detail the specific respects in which the Board believes that you have not substantially performed your duties and, if the Company reasonably considers the situation to be correctable, a demand for substantial performance and opportunity to cure, giving you thirty (30) calendar days after you receive such notice to correct the situation; (b) your having engaged in fraud, misconduct involving sexual harassment and/or sexual assault, dishonesty, gross negligence or having otherwise acted in a manner causing material injury to the Company, including reputational harm, or in intentional disregard for the Company’s best interests; (c) your failure to follow reasonable and lawful instructions from the Board and your failure to cure such failure after receiving twenty (20) days advance written notice; (d) your material breach of the terms of any Employment Agreement with the Company or the Employee Confidential Information and Inventions Assignment Agreement with the Company or any other similar written agreement between the parties that may be in effect from time to time; or (e) your conviction of, or pleading guilty or nolo contendere to, any misdemeanor involving dishonesty or moral turpitude or related to the Company’s business, or any felony. The determination as to whether Cause exists for termination your employment will be made by the Board in its reasonable judgment.
“Good Reason” means the occurrence of any one or more of the following events without your prior written consent: (a) any material reduction of your then effective base salary other than a reduction that is related to a cross-executive team salary reduction or (b) a material reduction in your responsibilities or duties; provided, however, that no such event or condition will constitute Good Reason unless (x) you give the Company a written notice of termination for Good Reason not more than ninety (90) days after the initial existence of the condition constituting Good Reason (which notice specifies in reasonable detail the condition giving rise to Good Reason), (y) the condition giving rise to Good Reason (if susceptible to correction) is not corrected by the Company within thirty (30) days of its receipt of such notice and (z) the termination date occurs after the expiration of such correction period and within one (1) year following the Company’s receipt of such notice.
3.4    In the event of a Reorganization Event, if you are actively employed with the Company as of the date of the Reorganization Event, you will be entitled to the following:
(a) if the Reorganization Event occurs during the Performance Period, you will be deemed to have Earned PSUs under the Award at the greater of (i) that number of PSUs that would be Earned PSUs based on actual performance as of the date of the Reorganization Event (as determined by the Board or committee thereof) or (ii) the target number of PSUs under the Award, and such deemed Earned PSUs will become Vested Units as of immediately prior to the Reorganization Event; or
(b) if the Reorganization Event occurs after the end of the Performance Period, any Earned PSUs based on actual performance that are Unvested Units will become Vested Units as of immediately prior to the Reorganization Event.
4.    Securities Law Compliance
4.1    You represent and warrant that you (a) have been furnished with a copy of the prospectus for the Plan and all information which you deem necessary to evaluate the merits and risks of receipt of the Award, (b) have had the opportunity to ask questions and receive answers concerning the information received about the Award and the Company, and (c) have been given the opportunity to obtain any additional information you deem necessary to verify the accuracy of any information obtained concerning the Award and the Company.
4.2    You hereby agree that you will in no event sell or distribute all or any part of the shares of the Company's Common Stock that you receive pursuant to settlement of this Award (the "Shares") unless (a) there is an effective registration statement under the Securities Act and applicable state securities laws covering any such transaction involving the Shares or (b) the Company receives an opinion of your legal counsel (concurred in by legal counsel for the Company) stating that such transaction is exempt from registration or the Company otherwise satisfies itself that such transaction is exempt from registration. You understand that the Company has no obligation to you to maintain any registration of the Shares with the Securities and Exchange Commission and has not represented to you that it will so maintain registration of the Shares.
4.3    You confirm that you have been advised, prior to your receipt of the Shares, that neither the offering of the Shares nor any offering materials have been reviewed by any administrator under the Securities Act or any other applicable securities act (the "Acts") and that the Shares cannot be resold unless they are registered under the Acts or unless an exemption from such registration is available.

4.4    You hereby agree to indemnify the Company and hold it harmless from and against any loss, claim or liability, including attorneys' fees or legal expenses, incurred by the Company as a result of any breach by you of, or any inaccuracy in, any representation, warranty or statement made by you in this Agreement or the breach by you of any terms or conditions of this Agreement.
5.    Transfer Restrictions
Units shall not be sold, transferred, assigned, encumbered, pledged or otherwise disposed of, whether voluntarily or by operation of law, except that you may name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Agreement is to be paid in case you do not receive any or all such benefit during your lifetime. Each such designation will revoke all of your prior designations, must be in a form prescribed by the Company, and will be effective only when completed in accordance with any instructions provided by the Company during your lifetime. In the absence of any such designation, benefits remaining unpaid to you during your lifetime shall be paid to your estate.
6.    No Rights as Stockholder
You shall not have voting or other rights as a stockholder of the Company with respect to the Units.
7.    Independent Tax Advice
You acknowledge that determining the actual tax consequences to you of receiving or disposing of the Units and Shares may be complicated. These tax consequences will depend, in part, on your specific situation and may also depend on the resolution of currently uncertain tax law and other variables not within the control of the Company. You are aware that you should consult a competent and independent tax advisor for a full understanding of the specific tax consequences to you of receiving the Units and receiving or disposing of the Shares. Prior to executing the Award Notice, you either have consulted with a competent tax advisor independent of the Company to obtain tax advice concerning the receipt of the Units and the receipt or disposition of the Shares in light of your specific situation or you have had the opportunity to consult with such a tax advisor but chose not to do so.
8.    Book Entry Registration of the Shares
    The Company will issue the Shares by registering the Shares in book entry form with the Company’s transfer agent in your name and the applicable restrictions will be noted in the records of the Company's transfer agent and in the book entry system.
9.    Withholding
9.1    You are ultimately responsible for all taxes owed in connection with the Award (e.g., at grant, vesting and/or upon receipt of the Shares), including any federal, state, local or foreign taxes of any kind required by law to be withheld by the Company in connection with the Award, including FICA or any other tax obligation (the "Tax Withholding Obligation"), regardless of any action the Company takes with respect to any such Tax Withholding Obligation. The Company makes no representation or undertaking regarding the adequacy of any tax withholding made in connection with the Award. The Company has no obligation to deliver Shares pursuant to the Award until you have satisfied the Tax Withholding Obligation.
9.2    You must satisfy the Tax Withholding Obligations by either of the following means: (a) entering into a plan that is intended to satisfy the affirmative defense conditions of Rule 10b5-1(c) under the Exchange Act (a “10b5-1 Plan”), with any brokerage firm acceptable to the Company, to sell a number of Shares necessary to cover the amount of any Tax Withholding Obligation and all applicable fees or commissions due or (b) tendering a cash payment to the Company in a manner acceptable to the Company no later than 10 business days prior to a vest date. You understand that if you enter into a 10b5-1 Plan and subsequently choose to revoke it, you will be required to satisfy any Tax Withholding Obligations by tendering a cash payment to the Company as provided in this Section 9.2. You also understand that, if you do not have an effective 10b5-1 Plan in place prior to a vest date or you have not tendered a cash payment to the Company as provided in this Section 9.2, the Award shall immediately be forfeited without payment of any further consideration to you.

9.3    Notwithstanding the foregoing, to the maximum extent permitted by law, the Company has the right to retain without notice from Shares issuable under the Award or from salary or other amounts payable to you, a number of whole Shares or cash having a value sufficient to satisfy the Tax Withholding Obligation, and you hereby authorize the Company to do so (which Shares may be withheld up to the applicable minimum required tax withholding rate or such other applicable rate to avoid adverse treatment for financial accounting purposes).

9.4    Furthermore, you acknowledge that the Company (i) makes no representations or undertakings regarding the treatment of any Tax Withholding Obligations or tax treatment in connection with any aspect of the Award, including but not limited to, the grant, vesting, the issuance of Shares upon vesting, the subsequent sale of Shares acquired pursuant to the Award and the receipt of any dividends, and (ii) does not commit to and is under no obligation to structure the terms of the grant or any aspect of the Award to reduce or eliminate your liability for Tax Withholding Obligations or achieve any particular tax result. Further, if you have become subject to tax in more than one jurisdiction, you acknowledge that the Company (or former employer, as applicable) may be required to withhold or account for Tax Withholding Obligations in more than one jurisdiction.
10.    General Provisions
10.1    Assignment. The Company may assign its rights under this Agreement at any time, whether or not such rights are then exercisable, to any person or entity selected by the Company's Board of Directors.
10.2    No Waiver. No waiver of any provision of this Agreement will be valid unless in writing and signed by the person against whom such waiver is sought to be enforced, nor will failure to enforce any right hereunder constitute a continuing waiver of the same or a waiver of any other right hereunder.
10.3    Undertaking. You hereby agree to take whatever additional action and execute whatever additional documents the Company may deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on either you or the Units pursuant to the express provisions of this Agreement.
10.4    Agreement Is Entire Contract. This Agreement, the Award Notice and the Plan constitute the entire contract between the parties hereto with regard to the subject matter hereof. This Agreement is made pursuant to the provisions of the Plan and will in all respects be construed in conformity with the express terms and provisions of the Plan.
10.5    Successors and Assigns. The provisions of this Agreement will inure to the benefit of, and be binding on, the Company and its successors and assigns and you and your legal representatives, heirs, legatees, distributees, assigns and transferees by operation of law, whether or not any such person will have become a party to this Agreement and agreed in writing to join herein and be bound by the terms and conditions hereof.
10.6    No Employment or Service Contract. Nothing in this Agreement will affect in any manner whatsoever the right or power of the Company, or a related corporation, to terminate your employment or services on behalf of the Company, for any reason, with or without Cause.
10.7    Section 409A Compliance. Payments made pursuant to this Agreement and the Plan are intended to qualify for an exception from or comply with Section 409A of the Code. Notwithstanding any other provision in the Plan or this Agreement to the contrary, the Plan Administrator reserves the right, but shall not be required to, unilaterally amend or modify the terms of this Agreement and/or the Plan as it determines necessary or appropriate, in its sole discretion, to avoid the imposition of interest or penalties under Section 409A of the Code; provided, however, that the Company makes no representation that that the Award shall be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to the Award. No provision of this Agreement or the Award Notice shall be interpreted or construed to transfer any liability for failure to comply with Section 409A of the Code from you or any other individual to the Company. By executing the Award Notice, you agree that you shall be deemed to have waived any claim against the Company with respect to any such tax consequences.
10.8    Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but which, upon execution, will constitute one and the same instrument.
10.9    Recoupment. To the extent required by applicable law or any applicable securities exchange listing standards, or as otherwise determined by the Board, this Award will be subject to the provisions of any applicable clawback policies or procedures adopted by the Company, which clawback policies or procedures may provide for forfeiture and/or recoupment of amounts earned, vested, settled or payable under this Award. The Company reserves the right, without your consent, to adopt or modify any such clawback policies and procedures, including such policies and procedures applicable to this Award with retroactive effect.

Appendix A– Performance Goals
[PERFORMANCE GOALS]